Exhibit 10.17

[CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED
AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.]

MARKETING
AND
ADMINISTRATIVE SERVICES AGREEMENT

THIS MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT, hereinafter referred to as the “Agreement,” is effective on this 1st day of December, 2001, by and between GRAD PARTNERS, INC., a Delaware corporation, hereinafter referred to as “Grad Partners,” having its principal place of business at 12760 High Bluff Drive, Suite 210, San Diego, California 92130, and RELIANT PARTNERS LLC, a California limited liability, hereinafter referred to as “Marketer,” having its business address as 3344 Industrial Court, Suite 3, San Diego, California 92130.

RECITALS

WHEREAS, Grad Partners desires Marketer to market on behalf of Grad Partners the federal consolidation loans (hereinafter referred to as “Consolidation Loans”) pursuant to the Federal Family Education Loan Program (hereinafter referred to as “FFELP”) offered by Grad Partners to current and prospective customers of Marketer; and

WHEREAS, Marketer desires to market on behalf of Grad Partners the Consolidation Loans offered by Grad Partners using its lender name of “Consolidation Assistance Program,” on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1.	MARKETING SERVICES.

1.1    Marketer shall exclusively market to some or all of its current and prospective customers utilizing its Website and direct marketing activities the consolidation loans authorized under Sections 427 and 428 of the Higher Education Act of 1965 of 1965, as amended (hereinafter referred to as the “Act”), and are offered by and meet the Grad Partners loan criteria. Marketer agrees that it will not use the loan applications of Grad Partners for any consolidation loan not meeting such criteria.

1.2    For the compensation set forth in section 2. below, Marketer shall provide the marketing, administration, and related activities and/or services as set forth in Exhibit 1.2 attached hereto and by this reference made a part hereof.

1.3    Marketer agrees that prior to the use by Marketer of any collateral marketing material, whether written material or Website screens, specifically utilizing Grad Partners or Consolidation Assistance Program names used in its marketing activities, Marketer shall receive the prior written approval of Grad Partners. Grad Partners shall have five (5) business days after receipt by Grad Partners to respond in writing to Marketer whether a respective submission is approved or denied. If Marketer does not receive a response from Grad Partners to the submitted collateral within the five (5) business day period, then the specific submitted collateral material shall be deemed approved.

1.4    In addition to the activities and/or services set forth on Exhibit 1.2 attached hereto, Marketer shall be required to become reasonably knowledgeable and current on the applicable procedures, policies, rules and regulations concerning the marketing and availability of the educational loans offered through the Federal Family Education Loan Program authorized by Title IV-B of the Higher Education Act of 1965, as amended, as related to the student loan services offered by or through Grad Partners.

1.5    On or before March 1, 2002, Marketer shall provide or make available to Grad Partners in the electronic format and methodology set forth on Exhibit 1.5 attached thereto and by this reference made a part hereof all Consolidation Loan information relating to the Consolidation Loan applications sent to or received by Grad Partners or its third party servicer(s) during the term of the Marketing Agreement. The information and methodology for submitting the Application information may be modified by Grad Partners at any time during the term hereof upon thirty (30) days prior written notice to Marketer.

2.	COMPENSATION TO MARKETER.

2.1    Grad Partners shall pay Marketer a “Marketing Fee” in the amount set forth in Exhibit 2.1 attached hereto and by this reference made a part hereof for each completed Consolidation Loan application (“Completed Application”) resulting from the marketing, administration, and related activities of Marketer as set forth in Exhibit 1.2 attached hereto.

2.2    For purposes of this Agreement, a “Completed Application” shall mean a FFELP consolidation loan application received and processed by Grad Partners, or its third party servicer(s), wherein all the LVC’s for a respective Consolidation Loan application have been received by Grad Partners or its third party servicer(s) and the respective Consolidation Loan application is ready to be guaranteed by a guarantor and funded by Grad Partners as a student loan.

3.	PAYMENT OF COMPENSATION.

3.1    Except as specifically set forth in Exhibit 2.1 attached hereto, all compensation due Marketer for Completed Applications shall be paid within thirty (30) days after the end of the prior calendar month during the term of this Agreement for which a payment is due Marketer. Each monthly payment shall be accompanied by a report indicating the number of Completed Applications received by Grad Partners from the marketing and administrative activities of Marketer for the respective prior calendar month period.

4.	COMPLIANCE.

4.1    The parties intend and in good faith believe that the fees to be paid hereunder reflect reasonable compensation by Grad Partners for the marketing, administration, and related services and/or activities of Marketer as set forth in this Agreement. Such payments of compensation are intended to comply with Section 435(d) (5) of the Higher Education Act of 1965, as amended, and the regulations, policy statements, and pronoucements of the U.S. Department of Education, and all such compensation shall be immediately discontinued if the Department of Education informs either party hereto that such payments do not comply with that section of the Higher Education Act, unless an alternative compensation arrangement is acceptable to the parties and approved by the Department of Education or by the opinion of counsels for both parties.

5.	TERM AND TERMINATION.

5.1    The term of this Agreement shall be for the period beginning on the date of this Agreement and ending December 31, 2003, unless terminated prior thereto in accordance with the terms of this Agreement.

5.2    Grad Partners may terminate this Agreement upon thirty (30) days prior written notice to Marketer if at the end of any calendar quarter during the term hereof beginning with the first (1st) calendar quarter of year 2002, the average loan balance of all Completed Applications received from Marketer by Grad Partners for such quarter period is less than THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00), or the consolidation loan applications received by Grad Partners from Marketer is less than ONE THOUSAND FIVE HUNDRED (1,500) for any calendar quarter beginning with the first (1st) calendar quarter of year 2002.

5.3    Marketer may terminate this Agreement upon thirty (30) days prior written notice to Grad Partners should Grad Partners fail to make timely payment of the compensation to Marketer in accordance with Section 3. above, and such breach for non-payment is not cured within fifteen (15) days after written notice is received by Grad Partners.

5.4    Upon written notice to Marketer by Grad Partners of a material breach of the terms of this Agreement, Marketer shall cease all marketing activities on behalf of Grad Partners under the terms of this Agreement until such time as the breach is cured by Marketer, but not later than thirty (30) days after such written notice is received. If the material breach is not cured by Marketer within the thirty (30) day period, Grad Partners shall have the right to terminate this Agreement at anytime thereafter upon written notice to Marketer. For purposes of this Agreement, a “material breach” shall include, but not limited to, the violation of any federal and state law regarding the privacy of customer information and violation of the use of the marks of Grad Partners as set forth in Section 6. below.

5.5    In the event (i) of a sale or distribution of all or substantially all of the assets of Marketer or a sale or distribution of sufficient stock (other than pursuant to a public offering) or membership interests, as the case maybe, of Marketer to effect a change in control or (ii) that Marketer or its affiliates enters into the business of providing FFELP student loans services or a product(s) or services substantially similar to those student loan products or services of Grad Partner or its affiliates, Grad Partners may, in its sole discretion, terminate this Agreement immediately upon written notice to Marketer.

5.6    Either party may terminate this Agreement with immediate effect: (i) upon the institution by the other party of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the other party to institution of bankruptcy or insolvency proceedings against it or the filing by the other party of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Code, or any other applicable Federal or state law, or the consent by the other party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other party or of any substantial part of its property, or the making by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of its inability to pay its debts generally as they become due or the taking of corporate action by the other party in furtherance of any such actions; (ii) if, within sixty (60) days after the commencement of an action against the other party seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future law or regulation, such action shall not have been dismissed or all orders or proceedings hereunder affecting the operations or the business of the other party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within sixty (60) days after the appointment without the consent or acquiescence of the other party of any trustee, receiver or liquidator or similar official of the other party, or of all or any substantial part of the property of the other party, such appointment shall not have been vacated.

5.7    Upon termination of the this Agreement for any reason except for termination by Marketer due to a material breach by Grad Partners, Marketer shall not directly or indirectly enter into any agreement, whether written or oral, with any party to sell Consolidation Loans without the prior written approval of Grad Partners. This paragraph 5.7 shall survive the termination of this Agreement.

6.	USE OF MARKS.

6.1    Grad Partners owns certain marks, including the word mark GRAD PARTNERS and CONSOLIDATION ASSISTANCE PROGRAM (such specifically identified marks herein collectively referred to as the “Marks”). Marketer acknowledges and agrees that any use of the Mark shall be in a form and in a medium as approved from time to time by Grad Partners. Marketer further agrees that Grad Partners has the right to seek and obtain injunctive relief for any violation by the Marketer, its agents and assigns, of Marketer’s obligations hereunder. Grad Partners hereby grants to Marketer a non-exclusive, nontransferable license to use the Marks in connection with its website and direct mail financial aid information marketing activities solely in manner approved by Grad Partners in accordance with the terms of this Agreement, and Marketer accepts this license subject to the terms and conditions set forth in paragraph 6.4. below.

6.2    Any and all materials used by Marketer to solicit or contact its customers on behalf of Grad Partners using the Marks or related trademarks and/or service marks, including all written materials and/or Website screens, shall be subject to the prior written approval of Grad Partners.

6.3    Upon termination of this Agreement, Marketer agrees to immediately discontinue all use of the Marks or any term and/or logo confusingly similar thereto, and to destroy all materials and Website screens in its possession bearing the Marks. Marketer further agrees to verify to Grad Partners its compliance with the above in the form of a notarized statement to be deliverable to Grad Partners within thirty (30) business days after the termination of this Agreement.

6.4    Marketer acknowledges the ownership of the Marks in Grad Partners, and agrees that it will do nothing inconsistent with such ownership, and that all use of the Marks by Marketer shall inure to the benefit of and be on behalf of Grad Partners. The license granted hereunder shall not give Marketer any right, title, or interest in the Marks other than the right to use the Mark in accordance with the terms of this Agreement, and Marketer agrees that it will not attack the title of Grad Partners to the Marks or attack the validity of the license granted hereunder.

6.5    Notwithstanding any other provision of this Agreement to the contrary, neither party shall have the right to use the other party’s registered or unregistered trademarks, service marks, or trade names, or to refer to the other party directly or indirectly, in connection with any product, promotion or publication without the prior written approval of that party. Each party acknowledges that any prior consent of use or reference may be revoked at any time with immediate effect.

7.	WARRANTIES.

7.1    Each party represents and warrants that the performance of its obligations under this Agreement complies with all applicable federal, state, local, and foreign laws and regulations. Each party covenants to inform the other party immediately of any changes in such laws or regulations of which it shall have knowledge and which may require a change in the performance obligations hereunder.

7.2    Each party represents and warrants that it is a duly organized limited liability company or corporation and in good standing in the state of its organization. Each party further represents and warrants that it has the full power and authority to execute this Agreement and to take all actions required by, and to perform the agreements contained in this Agreement, and that each party’s obligations under this Agreement do not conflict with its obligations under any other agreement to which it is a party.

8.	INDEMNIFICATION AND HOLD HARMLESS.

8.1    Each party shall indemnify and hold harmless the other party, its parent, subsidiaries, affiliates, successors, assignees, managers, directors, officers, agents, and employees (each an “Indemnitee) from and against any loss, damage, cost, expense, liability, and settlement, including without limitation, any reasonable attorney fees and court costs (each of the foregoing a “Claim”) reasonably incurred by any Indemnitee which Claim arises out of or in connection with (i) the intentional or negligent act or omission of the other party, or its officers, directors, managers, employees, contractors, or agents (collectively, the “Agents”) in the course of the performance of each parties duties and obligations under this Agreement; (ii) the material failure of a party and its Agents, as the case may be, to comply with the terms of this Agreement; or (iii) the material failure of a party (including without limitation its Agents who perform on behalf of the party hereunder) to comply with its obligations under any and all laws, rules, or regulations applicable to a party or its Agents as the case may be.

8.2    Each Indemnitee seeking indemnification under this Agreement shall give prompt notice to the respective party (the “Indemnitor”) along with such Indemnitee’s request for indemnification, of any Claim for which it is seeking indemnification. The parties understand and further agree that no settlement of an indemnified Claim shall be made by an Indemnitee without the concurrence of the Indemnitor. The Indemnitor shall control the settlement or defense of any Claim; provided, however, that the Indemnitee may, at its cost, engage its own attorneys. The Indemnitee will fully cooperate with the Indemnitor to enable it to fulfill its obligations with respect to such Claim.

8.3    The provisions of this section 8. shall survive the termination of this Agreement.

9.	LIMITATION OF LIABILITY.

9.1    IN NO EVENT SHALL ANY PARTY HERETO (INCLUDING WITHOUT LIMITATION THE AGENTS AND EMPLOYEES THEREOF) BE LIABLE TO THE OTHER PARTY (INCLUDING WITHOUT LIMITATION THE AGENTS AND EMPLOYEES THEREOF) FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

9.2    EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THE AGGREGATE LIABILITY OF EITHER PARTY HERETO (THE “LIABLE PARTY”) TO THE OTHER PARTY HERETO (INCLUDING WITHOUT LIMITATION THE AGENTS AND EMPLOYEES THEREOF) IN CONNECTION WITH THIS AGREEMENT, SHALL NOT EXCEED THE AMOUNT PAID OR OWING AND UNPAID BY GRAD PARTNERS UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH LIABILITY (WHETHER IN CONTRACT, TORT OR OTHERWISE).

9.3    THE LIMITATION SET FORTH IN SECTION 12.2 ABOVE SHALL NOT APPLY TO DAMAGES ARISING DIRECTLY FROM (i) THE BREACH BY THE LIABLE PARTY OF ITS OBLIGATIONS UNDER SECTIONS 6. MARKS AND 10. CONFIDENTIALITY HEREOF, (II) A NON-AFFILIATED THIRD PARTY CLAIM OR (III) THE INTENTIONAL OR GROSSLY NEGLIGENT ACT OR OMISSION OF THE LIABLE PARTY IN THE COURSE OF THE PERFORMANCE OF ITS DUTIES OR OBLIGATIONS UNDER THIS AGREEMENT.

9.4    The provisions of this Section 9. shall survive the termination of this Agreement

10.	CONFIDENTIALITY.

10.1    General: This Agreement and the information furnished each other prior to or after the execution of this Agreement, except as may be otherwise required by statute, for financial report-ing purposes, court order, or as may be necessary to the performance of the services required under this Agreement, shall be held in strict confidence by each party as proprietary information.

10.2    Termination of Agreement: Upon termination or expiration of this Agreement and at the request and option of Marketer or Grad Partners, as the case may be, the other party agrees promptly (i) to return the confidential information of the other party to such party or (ii) destroy the confidential information of the other party and acknowledge in a sworn affidavit that all such confidential information has been destroyed.

11.	PUBLICITY.

10.1    Except as may be required by law, no party hereto shall issue advertising, promotional activity, press, or publicity release relating to the provisions of this Agreement or the other party, including the affiliates of either party, without securing the prior written consent of such other party.

12.	GOVERNING LAW.

12.1    Except as otherwise required by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws principals. At the sole discretion of Grad Partner, the County of San Diego may be the proper venue for all purposes under this Agreement.

13.	ASSIGNMENT.

13.1    Neither party may assign or transfer this Agreement, or the rights hereunder, to any party without the prior written consent of the other party, except that Grad Partners may assign or transfer this Agreement to its parent, a subsidiary or an affiliate thereof without Marketer’s prior written consent. Such consent shall not be unreasonably withheld by the non-requesting party. For purposes of this paragraph a “transfer” shall include a transfer or sale of more than fifty percent (50%) of the ownership interests in either party, whether by sale or transfer of stock, membership interests, or the assets of the respective party.

14.	NOTICES.

14.1    All notices required hereunder must be in writing and will be deemed to have been given when delivered personally or received by a overnight delivery service, or three (3) days after being deposited in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, at the addresses first listed above or such other address as the parties may designate from time to time in writing during the term hereof. Notwithstanding the foregoing, any notice shall also be transmitted by facsimile to the receiving party on the day the respective notice is deposited in the U.S. mail by the forwarding party.

15.	ALTERNATIVE DISPUTE RESOLUTION.

15.1    Negotiation: The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement (other than disputes regarding material breaches) promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the parties fail to meet within twenty (20) days, either party may initiate mediation of the controversy or claim as provided hereinafter. If a negotiating party intends to be accompanied at a meeting by an attorney, then the other negotiating party shall be given advance notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause shall be deemed confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

15.2    Mediation: If the above referenced dispute has not been resolved by negotiation as provided above, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. One neutral third party will be selected from the CPR Panels of Neutrals to mediate the dispute. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

15.3    Other Remedies: In the event of a dispute arising out of or relating to this contract or the breach, termination or validity thereof, which has not been resolved by non-binding means as provided in Sections 15.1 and 15.2 above within sixty (60) days of the initiation of such procedure, either party may seek any remedy available at law or equity, including recourse to the courts.

16.	NO IMPLIED WAIVER.

16.1    Any waiver or modification, expressed or implied, by either party of any breach of this Agreement shall not be construed to be a waiver of any such breach or any acquiescence thereto, nor shall any delay or omission by such party to exercise any right arising from any such breach affect or im-pair the respective party’s right to such breach or any future breach. All rights and remedies hereunder are cumulative and are not exclusive of any other rights or remedies provided hereunder or by law.

`17.	CONSTRUCTION.

17.1    In the event it is determined that this Agreement or any part of this Agreement is or would be declared invalid for any reason, the parties agree to execute as soon as possible a new Agreement, in whole or in part, reestablishing, to the extent allowed, the intent of the parties when the original Agreement was entered into by them.

18.	COUNTERPARTS.

18.1    This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument notwithstanding that all parties are not signatories to the same counterparts.

19.	BENEFIT.

19.1    This Agreement shall be binding upon and insure to the benefit of the parties thereto and their respective successors and assigns in consideration of the mutual promises and previously provided services described herein.

20.	ENTIRE AGREEMENT.

20.1    This instrument contains the entire agreement of the parties hereto and supersedes all prior negotiations, understandings, letters, arrangements, and agreements between them concerning the subject matter contained herein.

21.	HEADINGS.

21.1    Headings stated in this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify, or construe the contents thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS THEREOF, the parties have executed this Marketing and Administrative Services Agreement on the date first set forth above.

Grad Partners:	Marketer:

GRAD PARTNERS, INC. a Delaware corporation	RELIANT PARTNERS LLC a California limited liability company

By: /s/ Douglas L. Feist	By: /s/ Donald A. Firm
DOUGLAS L. FEIST Executive Vice President and Secretary	DONALD A. FIRM Manager and Member

By: /s/ Jason W. Kinkaid
JASON W. KINCAID Manager and Member

By: /s/ David G. Spurgin
DAVID G. SPURGIN Manager and Member

EXHIBIT “1.2”

LIST
OF
MARKETING ACTIVITES AND SERVICES

1.    Print, assemble, and provide to prospective applicants promotional materials, the contents of said promotional materials to be as approved by Grad Partners hereunder;

2.    Conduct other marketing activities with respect to the consolidation loan products as mutually approved by the parties;

3.    Print, assemble, and distribute Grad Partners approved Consolidation Loan applications to potential borrowers;

4.    Assist and advise applicants in the completion of the loan application process;

5.    Use reasonable care to comply with and remain current on the procedures, policies, rules and regulations of the consolidation loan program, and the consolidation loan services of Grad Partners by reviewing materials provided by Grad Partners, its servicers and guarantors, and the United States Department of Education;

6.    Distribute to actual prospective borrowers the debt management and counseling materials and information developed by Grad Partners;

7.    Use reasonable care to answer questions from prospective Consolidation Loan borrowers regarding the FFELP eligibility for Consolidation Loans, and the services of Grad Partners related thereto;

8.    Comply with all reasonable requirements imposed by the Grad Partners’ servicers or guarantors related to the completeness of the Consolidation Loan applications sent to the respective servicers for processing or guarantee; and

9.    All marketing activities to be performed by Marketer to be consistent with Grad Partners policies regarding promoting a strong working relationship with financial aid offices of educational institutions and all FFELP statutes and regulations.

EXHIBIT “1.5”

CONSOLIDATION LOAN APPLICATION INFORMATION
(collectively the “Student Loan Data”)

SPECIFICATIONS

The Student Loan Data shall be formatted as described in the document titled “dailyfromnextstudent.xls” attached hereto, hereinafter referred to as the “Application Data.” The Application Data shall be made available by Marketer to Grad Partners via access by Grad Partners to the Marketer’s company FTP (File Transfer Protocol) site. The Marketer’s FTP site shall be accessible to Grad Partners twenty-four (24) hours a day, seven (7) days a week. A new Application Data file shall be created and made available on Marketer’s FTP site on a daily basis. The Application Data file shall contain all student loan application data for the current day as denoted in the name of the Application Data file. The name of the Application Data file shall be prefixed with the text, “appdata_”, followed by the date in the format of “yyyymmdd”, where “yyyy” = currentyear; “mm” = current month; and “dd” = current day, followed by the file extension of “.gpg”. All Application Data files shall be encrypted prior to placement on Marketer’s FTP site. Encryption technology used shall be of any type that complies with RFC 2440, and shall be used in such a manner as to secure to file to prevent disclosure of the Application Data contained within the respective Application Data file to any parties throughout the transmission process, Grad Partners and Marketing notwithstanding. All Application Data files intended for transmission from Marketer to Grad Partners shall be encrypted using Grad Partners public key. No files shall reside on Marketer’s FTP site that are not stored in the encrypted format. The Grad Partners public key shall be supplied to Marketer prior to the initial transfer of Application Data. The frequency of the Application Data transfers shall be at least a minimum one (1) time per day. The transfers shall occur after 12:00 a.m. each day. At or after that time, Grad Partners may connect to the Marketer’s FTP server and transfer the Application Data file for the prior day’s student loan activity of Marketer. The URL (Uniform Resource Locator), username and password for access to the Marketer’s FTP site shall be supplied to Grad Partners with twenty-four (24) hours of Grad Partner’s request. Any change to the URL, username, or password used to access Marketer’s FTP site shall be communicated to Grad Partners Information Systems Department within twenty-four (24) hours after a respective change.

[SEE ATTACHED “dailyfromnextstudent.xls” FILE]

EXHIBIT “2.1”

MARKETING FEES

1.    Compensation.

For each Completed Application, Grad Partners shall pay Marketer the amount of [**], hereinafter referred to as the “Marketing Fee.” No Marketing Fee shall be paid Marketer for any Completed Application having a loan balance to be consolidated of less than TEN THOUSAND AND NO/100 DOLLARS ($10,000.00).

2.    Marketing Names.

a.    Grad Partners shall provide Marketer at Marketer’s expense with lists of names to be used by Marketer for the sole purpose of soliciting customers on behalf of Grad Partners pursuant to the terms of this Agreement. Marketer acknowledges and agrees that all such names provided to Marketer shall remain the sole and exclusive property of Grad Partners and only its customers. Marketer further agrees that it shall have not right to utilize or solicit those names or customers of Grad Partners for any purpose except as set forth in this Agreement. Marketer acknowledges that the names provided contain confidential information subject to federal and state privacy laws, and Marketer agrees to comply with all legal requirements related thereto.

b.    Grad Partners shall have right to deduct the cost and expense of list of names provided Marketer monthly from the Marketing Fees due Marketer for any calendar month that Marketing Fees are due Marketer. Should the expenses exceed the Marketing Fees due Marketer for any calendar month, Marketer shall pay Grad Partners the difference with fifteen (15) days after Marketer receives the written notice from Grad Partners. Grad Partners shall provide Marketer with a reconciliation report that shall accompany any demand for payment for a respective calendar month period.

c.    Upon termination of this Agreement for whatever reason, Grad Partners shall have the right deduct such unpaid expenses from those Marketing Fees due Marketer upon through the termination date. Should such list expenses exceed the amount of the Marketing Fees due Marketer upon termination, then Marketer shall pay the difference within fifteen (15) days from Marketer receiving written notice from Grad Partners of the unpaid amount. Grad Partners shall provide Marketer with a reconciliation report that shall accompany any demand for payment.

** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.